                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131045


PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated April 10, 2006)


                           HEALTH FITNESS CORPORATION

                        6,681,000 SHARES OF COMMON STOCK

         This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated April 10, 2006 relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

         On April 11, 2006, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K and the attached definitive Proxy Statement on Schedule 14A related to our Annual Meeting of Shareholders.

         The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

   INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK. SEE "RISK
      FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED APRIL 10, 2006.

                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 1. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

         The date of this Prospectus Supplement No. 1 is April 11, 2006.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 7, 2006

                           Health Fitness Corporation
             (Exact name of Registrant as Specified in its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


       0-25064                                                   41-1580506
(Commission File Number)                                       (IRS Employer
                                                             Identification No.)

                      3600 American Boulevard W., Suite 560
                          Minneapolis, Minnesota 55431
              (Address of Principal Executive Offices and Zip Code)

                                 (952) 831-6830
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


================================================================================

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b) On April 7, 2006, Mr. Cary Musech advised the Board of Directors of Health Fitness Corporation that he will not stand for re-election as a director at our next annual meeting, scheduled to be held on May 23, 2006. Mr. Musech will continue to serve as a director, and member of our Finance Committee, until such time as the next annual meeting is held. There were no disagreements on any matter relating to our operations, policies or practices in connection with Mr. Musech's decision to not stand for re-election.

                  Mr. Musech joined the Board of Directors in December 2003 in connection with an investment by Bayview Capital Partners LP. Effective November 15, 2005, we redeemed all outstanding shares of Series A Convertible Preferred Stock, all of which was owned by Bayview Capital Partners, together with substantially all warrants held by Bayview Capital Partners to acquire common stock. Bayview Capital Partners no longer currently owns a significant amount of our securities.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2006

                                            HEALTH FITNESS CORPORATION

                                            By  /s/ Wesley W. Winnekins
                                                --------------------------------
                                                Wesley W. Winnekins
                                                Chief Financial Officer

                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires:  January 31, 2008
                                                      Estimated average burden
                                                      hours per response......14

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Health Fitness Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                           HEALTH FITNESS CORPORATION
                      -------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      -------------------------------------

      The Annual Meeting of Shareholders of Health Fitness Corporation will be held at 3:30 p.m., Central time, on May 23, 2006, at the Company's corporate offices, 3600 American Boulevard, West, Bloomington, Minnesota, for the following purposes:

      1. To elect 8 individuals to serve on the Board of Directors for a term of one year or until their successors are duly elected and qualified.

      2. To approve a 300,000 share increase in the number of shares reserved for the Company's 1995 Employee Stock Purchase Plan.

      3. To approve a 500,000 share increase in the number of shares reserved for the Company's 2005 Stock Option Plan.

      4. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2006.

      5. To consider and act upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

      Only shareholders of record at the close of business on April 3, 2006 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement thereof.

      Your vote is important. We ask that you complete, sign, date and return the enclosed proxy in the envelope provided. The prompt return of proxies will save the Company the expense of further requests for proxies.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Jerry V. Noyce
                                    President and Chief Executive Officer

Bloomington, Minnesota
April 5, 2006

                           HEALTH FITNESS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2006
                      -------------------------------------
                                 PROXY STATEMENT
                      -------------------------------------

                                  INTRODUCTION

      Your Proxy is solicited by the Board of Directors of Health Fitness Corporation ("the Company") for the Annual Meeting of Shareholders to be held on May 23, 2006, at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement thereof.

      The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

      Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company or by attending and voting at the meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

      The mailing address of the principal executive office of the Company is 3600 American Boulevard West, Suite 560, Bloomington, Minnesota 55431. The Company expects that this Proxy Statement, the related proxy and notice of meeting will first be mailed to shareholders on or about April 17, 2006.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      The Board of Directors of the Company has fixed April 3, 2006 as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on April 3, 2006, 18,930,368 shares of the Company's Common Stock were issued and outstanding. The Common Stock is the only outstanding classes of capital stock of the Company entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

                   PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

      The following table sets forth as of April 3, 2006 certain information regarding beneficial ownership of our common stock by:

   - Each person known to us to beneficially own 5% or more of our common stock;

   -  Each named executive officer;

   -  Each of our directors; and

   -  All of our executive officers and directors as a group.

      We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder's name. We have based our calculation of the percentage of beneficial ownership on 18,930,368 shares of common stock outstanding on April 3, 2006. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Health Fitness Corporation, 3600 American Blvd. W., Suite 560, Bloomington, MN 55431.

                                                                             PERCENT OF
NAME OF BENEFICIAL OWNER                                      NUMBER          CLASS (1)
------------------------                                      ------          ---------
5% BENEFICIAL OWNERS:
Pequot Capital Management, Inc. ........................   3,898,440(2)         19.7%
   500 Nyala Farm Road
   Westport, CT 06680
Perkins Capital Management, Inc. .......................   2,709,267(3)         14.3%
   730 East Lake Street
   Wayzata, MN 55391
Magnetar Capital Master Fund, Ltd. .....................   1,624,350(4)          8.4%
   c/o Magnetar Financial LLC
   1603 Orrington Ave., 13th Floor
   Evanston, IL 60201
Gruber & McBaine Capital Management ....................   1,097,890(5)          5.7%
   50 Osgood Place - Penthouse
   San Francisco, CA 94133
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Jerry V. Noyce .........................................     535,251(6)          2.8%
Jeanne C. Crawford .....................................     170,295(7)            *
Wesley W. Winnekins ....................................     148,250(8)            *
Brian Gagne ............................................      32,159(9)            *
Michael Seethaler ......................................      23,750(10)           *
James A. Bernards ......................................     176,000(11)           *
Mark W. Sheffert .......................................     141,722(12)           *
Cary Musech ............................................     127,431(13)           *
John C. Penn ...........................................      86,000(14)           *
Linda Hall Whitman .....................................      86,000(14)           *
Rodney A.  Young .......................................      86,000(14)           *
K. James Ehlen, M.D ....................................      78,500(15)           *
Robert J. Marzec .......................................      50,000(16)           *
All executive officers and directors as a group (20
persons) ...............................................   2,122,164(17)        10.4%

----------

*     Less than one percent.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of April 3, 2006, or within sixty days of such date, are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(2) Shares beneficially owned by Pequot Capital Management, Inc. represent 2,998,800 shares of common stock and 899,640 shares of common stock issuable pursuant to currently exercisable warrants.

      Shares beneficially owned by Pequot Capital Management are held of record by the following investment funds in the following amounts: Pequot Scout Fund, L.P., 1,306,110 shares; Pequot Mariner Master Fund, L.P., 676,260 shares; Premium Series PCC Limited - Cell 33, 53,040 shares; Pequot Diversified Master Fund, Ltd., 86,190 shares; Pequot Navigator Offshore Fund, Inc., 530,400 shares; Premium Series PCC Limited - Cell 32, 92,820 shares; Pequot Healthcare Fund, L.P., 497,250 shares; Pequot Healthcare Institutional Fund, L.P., 99,450 shares; and Pequot Healthcare Offshore Fund, Inc., 556,920 shares.

      Pequot Capital Management, who is the Investment Manager/Advisor (as applicable) to the above named funds, exercises sole voting and investment power for all the shares, except that Pequot Capital Management does not hold voting power over 53,040 and 92,820 shares held of record by Premium Series PCC Limited Cell 33 and Cell 32, respectively. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, and disclaims beneficial ownership of the shares except for his pecuniary interest in the above-named investment funds.

(3) In its most recent Schedule 13G/A filing with the Securities and Exchange Commission on January 27, 2006, Perkins Capital Management, Inc. represents that it has sole voting power over 946,000 of the shares, no voting power over the remaining 1,763,267 shares and sole dispositive power over all such shares.

(4) Represents 1,249,500 shares of common stock and 374,850 shares issuable pursuant to currently exercisable warrants. Mr. Alec Litowitz possesses voting and/or dispositive power over shares held by Magnetar Capital Master Fund, Ltd. Mr. Litowitz disclaims any beneficial ownership of the shares beneficially held by Magnetar Capital Master Fund, Ltd.

(5) Includes 601,800 shares of common stock and 180,540 shares issuable pursuant to currently exercisable warrants. All shares are held in varying amounts by Lagunitas Partners, LP, Gruber & McBaine International, Jon D. and Linda W. Gruber Trust and J. Patterson McBaine. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Lagunitas Partners LP and Gruber & McBaine International. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Lagunitas Partners LP and Gruber & McBaine International. Jon D. Gruber possesses sole voting and/or investment power over shares held by Jon D. and Linda W. Gruber Trust. J. Patterson McBaine possesses sole voting and investment power over shares held in his name.

(6) Includes 493,500 shares which may be purchased upon exercise of options that were exercisable by Mr. Noyce as of April 3, 2006, or within 60 days of such date.

(7) Includes 90,625 shares which may be purchased upon exercise of options by Ms. Crawford that were exercisable as of April 3, 2006, or within 60 days of such date. Also includes 39,000 shares held by Ms. Crawford's spouse.

(8) Represents shares which may be purchased upon exercise of options by Mr. Winnekins that were exercisable as of April 3, 2006, or within 60 days of such date.

(9) Includes 23,750 shares which may be purchased upon exercise of options by Mr. Gagne that were exercisable as of April 3, 2006, or within 60 days of such date.

(10) Represents shares which may be purchased upon exercise of options by Mr. Seethaler that were exercisable as of April 3, 2006, or within 60 days of such date.

(11) Includes 10,000 shares held by an employee benefit plan over which Mr. Bernards has voting and investment power, and 80,000 shares which may be purchased upon exercise of options that were exercisable by Mr. Bernards as of April 3, 2006, or within 60 days of such date. Also includes 50,000 shares held by Brightstone Capital, LLC ("Brightstone"). As President of Brightstone, Mr. Bernards may be deemed to share voting and/or investment power over the shares. Mr. Bernards disclaims any beneficial ownership of the shares held by Brightstone.

(12) Includes 66,000 shares which may be purchased upon exercise of options by Mr. Sheffert that were exercisable as of April 3, 2006, or within 60 days of such date.

(13) Includes 20,000 shares beneficially owned by Bayview Capital Partners LP ("Bayview Partners"), 62,431 shares that may be purchased upon exercise of warrants that were exercisable as of April 3, 2006, or within 60 days of such date, and 45,000 shares that may be purchased upon exercise of options that were exercisable by Mr. Musech as of April 3, 2006, or within 60 days of such date. Mr. Musech is the Chief Executive Officer of Tonka Bay Equity Partners LLC ("Tonka Bay"), which is the general partner of Bayview Partners. Mr. Musech serves as one of five members of the Board of Governors of Tonka Bay, and the Board of Governors makes all investment decisions on behalf of Bayview Partners, including any decisions regarding acquisition or disposition of securities of the Company. As a result, Mr. Musech may be deemed to share voting and/or investment power over the shares held by Bayview Partners. Mr. Musech disclaims any beneficial ownership of the shares held by Bayview Partners.

(14) Includes 66,000 shares which may be purchased upon exercise of options by each of Mr. Penn, Ms. Whitman and Mr. Young that were exercisable as of April 3, 2006, or within 60 days of such date.

(15) Includes 58,500 shares which may be purchased upon exercise of options by Mr. Ehlen that were exercisable as of April 3, 2006, or within 60 days of such date.

(16) Includes 30,000 shares which may be purchased upon exercise of options by Mr. Marzec that were exercisable as of April 3, 2006, or within 60 days of such date.

(17) Includes 1,468,556 shares which may be purchased upon exercise of options and warrants that were exercisable as of April 3, 2006, or within 60 days of such date. Excludes 553,882 shares held of record by two officers, but held in escrow at Wells Fargo Bank, National Association, and subject to forfeiture on or prior to approximately June 30, 2007 in accordance with the terms of that certain Escrow Agreement dated December 23, 2005 to which such officers, Wells Fargo and the Company are parties.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL #1)

GENERAL INFORMATION

      The Board of Directors has fixed the number of directors for the ensuing year at eight (8) and the independent directors of the Board recommend that eight (8) of the current members be nominated and elected at the Annual Meeting. Under applicable Minnesota law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

      In the absence of other instructions, each proxy will be voted for each of the nominees listed below. If elected, each nominee will serve until the next annual meeting of shareholders and until his or her successor shall be elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee.

      The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

         Name                      AGE                 Position
         ----                      ---                 --------
James A. Bernards                  59                  Director
K. James Ehlen, M.D.               61                  Director
Robert J. Marzec                   61                  Director
Jerry V. Noyce                     61        President, CEO and Director
John C. Penn                       66                  Chairman
Mark W. Sheffert                   58                  Director
Linda Hall Whitman                 57                  Director
Rodney A. Young                    51                  Director

      JAMES A. BERNARDS, a director of the Company since March 1999, serving as Chairman of the Board from 1999 through 2003. In addition, Mr. Bernards served as a director of the Company from 1993 to 1998. Mr. Bernards has served as President of Brightstone Capital, LLC, a venture capital firm, since 1985 and President of Facilitation Incorporated, a consulting firm since founding it in July 1993. Prior to that time he was President of Stirtz Bernards & Co., a CPA firm he founded and with which he had been a partner for more than 12 years. Mr. Bernards is also a director of three public companies, FSI International, Inc., August Technology Corporation and Entegris, Inc., and several private companies.

      K. JAMES EHLEN, M.D., a director of the Company since April 2001, currently serves as Chief Executive Officer of the Halleland Health Consulting Group, a Minneapolis-based health consulting firm. From February 2001 to February 2003, Dr. Ehlen served as Chief, Clinical Leadership for Humana Inc., a national managed care organization. He was Executive Leader of Health Care Practice for Halleland Health Consulting Group from May 2000 to February 2001 and was a self-employed health care consultant from June 1999 to May 2000. From October 1988 to June 1999, Dr. Ehlen served as Chief Executive Officer of Allina Health System, an integrated health care organization. Dr. Ehlen currently provides medical advisory consulting services to the Company as a representative of Halleland Health Consulting. See "Certain Transactions" contained within this Proxy Statement. Dr. Ehlen is also a director of Transoma Medical, Inc., IZEX Technologies, Inc., Cardtronic Technology, Inc., privately- held companies, and GelStat Corporation, a publicly-held company.

      ROBERT J. MARZEC, a director of the Company since May 2004, retired from PricewaterhouseCoopers in 2002, where he was an audit partner and a public accountant for 35 years. Mr. Marzec is also a director of Medtox Scientific, Inc., and Apogee Enterprises, Inc., both of which are publicly-held companies.

      JERRY V. NOYCE has been President and Chief Executive Officer of the Company since November 2000 and a director since February 2001. From October 1973 to March 1997, he was Chief Executive Officer and Executive Vice President of Northwest Racquet, Swim & Health Clubs. From March 1997 to November 1999, Mr. Noyce served as Regional Chief Executive Officer of CSI/Wellbridge Company, the successor to Northwest Racquet, where he was responsible for all operations at the Norwest Clubs and the Flagship Athletic Club.

      JOHN C. PENN, a director of the Company since April 2001 and Chairman of the Board since January 2004, currently serves as Chairman of Intek Plastics, Inc., a custom extruder of plastic products for the window and door industries. From 1999 to 2003, he served as Vice Chairman and Chief Executive Officer of Satellite Companies, a family-owned group of three companies engaged in the manufacture and international sales of portable restroom equipment, distribution and rental of relocateable buildings, and sales and maintenance of private aircraft. He served for 21 years as an outside board member of those companies before joining them as an employee in 1999. For 25 years prior to joining Satellite Companies, Mr. Penn served as chief executive officer of several companies in the manufacturing and medical industries, including Center for Diagnostic Imaging, Benson Optical and Arctic Enterprises. Mr. Penn is also a director of Angeion Corporation, a publicly-held company.

      MARK W. SHEFFERT, a director of the Company since January 2001, has served as Chairman and Chief Executive Officer of Manchester Companies, Inc., an investment banking and business advisory firm, since December 1989. Prior to that, he was President of First Bank System, Inc. (now U.S. Bank) a $28 billion bank holding company headquartered in Minneapolis, Minnesota. He also served as Chairman and CEO for First Trust, a $20 billion trust company based in St. Paul, Minnesota. For 10 years prior to First Bank, Mr. Sheffert served as President and Chief Operating Officer of North Central Insurance Company. Mr. Sheffert has served on the Board of Directors for over thirty companies, including NYSE, NASDAQ and private companies, and he currently serves on the Board of BNCCORP, Inc, a publicly-held company.

      LINDA HALL WHITMAN, a director of the Company since April 2001, was Chief Executive Officer of MinuteClinic, a healthcare services company, from 2002 to 2005, and is currently serving as a consultant to MinuteClinic. Prior to that, she was President of Ceridian Performance Partners (an employee benefits provider), Ceridian Corporation from 1996 through 2000 and Vice President, Business Integration at Ceridian from 1995 to 1996. From 1980 to 1995 she served in various management and executive positions with Honeywell, Inc., including Vice President, Consumer Business Group from 1993 to 1995. Ms. Whitman has been a director of MTS Systems Incorporation since 1985 and August Technology Corporation from 2001 to 2006. She served on the Ninth District Federal Reserve Bank Board as a Class C Director from 1999 to 2005, and served as its Chair from 2004 to 2005.

      RODNEY A. YOUNG, a director of the Company since April 2001, has served as President, Chief Executive Officer and director of Angeion Corporation, a medical company, since November 2004, joining Angeion as its Executive Vice President in July 2004. Mr. Young was Chief Executive Officer and President of LecTec Corporation, a developer, manufacturer and marketer of healthcare consumer and over-the-counter pharmaceutical products, from August 1996 to July 2003, also serving as the Chairman of the Board of LecTec from November 1996 to July 2003. Prior to that, Mr. Young served Baxter International, Inc. for five years in various management roles, most recently as Vice President and

General Manager of the Specialized Distribution Division. Mr. Young also serves as a director of Possis Medical, Inc., a publicly-held company, and Delta Dental Plan of Minnesota.

      Pursuant to the terms of a stock purchase agreement, Bayview Capital Partners LP ("Bayview Partners") had the right to designate an individual for one directorship on the Company's Board of Directors. Mr. Musech was designated as the Bayview Partners nominee and was elected as a director of the Company effective as of December 8, 2003. Effective May 23, 2005, Mr. Musech will resign his position as director of the Company as Bayview Partners is no longer an investor in the Company. There are no other arrangements or understandings between any of the directors or any other person (other than arrangements or understandings with directors acting as such) pursuant to which any person was selected as a director or nominee of the Company. There are no family relationships among the Company's directors.

                              CORPORATE GOVERNANCE

INDEPENDENCE

      The Board of Directors has determined that Messrs. James A. Bernards, John
C. Penn, Robert J. Marzec, Mark W. Sheffert, Rodney A. Young and Ms. Linda Hall Whitman, constituting a majority the Board of Directors, are independent directors since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and since such directors otherwise satisfy the requirements of NASD Rule 4200(a)(15). (Although the Company is not subject to the rules of the NASD, the Board of Directors believes that NASD Rule 4200(a)(15) is helpful in determining the Company's independent directors.)

      Jerry Noyce is precluded from being considered independent since he currently serves as an executive officer of the Company. K. James Ehlen is precluded by the Board from being independent since he has received material compensation as a consultant to the Company. The Company expects that Dr. Ehlen will qualify as an independent director under Nasdaq Rule 4200(a)(15) on February 1, 2008.

CODE OF CONDUCT

      The Board has approved an Ethics and Code of Conduct policy that applies to all employees, directors and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Ethics and Code of Conduct policy addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Ethics and Code of Conduct policy is available on the Company's website at www.hfit.com. Health Fitness Corporation intends to include on its website any amendment to, or waiver from, a provision of its code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Act of 1933.

SHAREHOLDER COMMUNICATION WITH BOARD

      Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

                  Health Fitness Corporation Board of Directors
                              Attention: Secretary
                     3600 American Boulevard West, Suite 560
                          Bloomington, Minnesota 55431

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

      Directors' attendance at Annual Meetings can provide shareholders with an opportunity to communicate with directors about issues affecting the Company. The Company does not have a policy regarding director attendance, but all directors are encouraged to attend the Annual Meeting of Shareholders. The 2005 Annual Meeting of Shareholders was attended by six directors.

COMMITTEE AND BOARD MEETINGS

      During fiscal 2005, the Board held 7 formal meetings. The directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent of a majority of all directors, in accordance with the Company's charter and bylaws and Minnesota law.

      The Company's Board of Directors has four standing committees, the Audit Committee, the Compensation and Human Capital Committee, the Finance Committee and the Nominating / Governance Committee. Members of such committees met formally and informally from time to time throughout fiscal 2005 on committee matters.

      Each director attended 75% or more of the total number of meetings of the Board and of committees of which he or she was a member.

Audit Committee

      The Audit Committee is comprised of directors Robert J. Marzec (Chair), Mark W. Sheffert and John C. Penn. Messrs. Marzec, Sheffert and Penn are, in the judgment of the Board of Directors, "independent" directors. The Board also believes that each member of the Nominating Committee satisfies the independence requirements of Nasdaq Rule 4200(a)(15) (though not required to comply with such provision) and the criteria of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Audit Committee is responsible for the oversight relating to the Company's systems of internal and disclosure controls and its financial accounting and reporting matters. The Committee is also responsible for appointment, compensation, retention and oversight of the work of any publicly registered accounting firm, including the Company's independent public accountants. The Charter for the Audit Committee is attached as Exhibit A to the Proxy Statement for the 2004 Annual Meeting of Shareholders. The Audit Committee met 7 times during fiscal 2005.

Audit Committee Financial Expert

      The Board has determined that Robert J. Marzec is the "audit committee financial expert" as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933. The designation of Mr. Marzec as the audit committee financial expert does not impose on Mr. Marzec any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Marzec as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Compensation and Human Capital Committee

      The Compensation and Human Capital Committee consists of Linda Hall Whitman (Chair), James A. Bernards and Rodney A. Young. Though not required to comply with such provision, the Board believes that each of the foregoing members of the Compensation and Human Capital Committee satisfies the independence requirements of Nasdaq Rule 4200(a)(15). The Compensation and Human Capital Committee is charged with oversight responsibility for management's performance and the adequacy and effectiveness of compensation and benefit plans. In addition, the Compensation and Human Capital Committee makes recommendations to the Board of Directors regarding remuneration arrangements for senior management, and adoption of employee compensation and benefit plans. Though not required to comply with such provision, the Board believes that each member of the Compensation and Human Capital Committee satisfies the independence criteria of Nasdaq Rule 4200(a)(15). The Compensation and Human Capital Committee met 3 times during fiscal 2005.

      Effective March 1, 2006, K. James Ehlen, M.D. was appointed to the Compensation and Human Capital Committee as a non-voting member. Mr. Ehlen's appointment as a non-voting member is subject to the continuing condition that he not receive more than $30,000 in consulting fees from the Company in any 12-month period. Dr. Ehlen does not satisfy the independence requirements of Nasdaq Rule 4200(a)(15) since he received more than $60,000 in annual consideration from the Company within the past three years for serving as a consultant to the Company. Dr. Ehlen will not be present or otherwise participate in any matters related to fixing the compensation of the Company's Chief Executive Officer so long as he is a consultant to the Company. Dr. Ehlen will be entitled to participate in all other discussions and matters before the Compensation and Human Capital Committee. The Company believes that Dr. Ehlen will be particularly valuable in discussions regarding the performance and adequacy of the Company's personnel, including its executive officers, and in all other personnel policy matters. The Company expects that Dr. Ehlen will qualify as an independent director under Nasdaq Rule 4200(a)(15) on February 1, 2008.

Finance Committee

      The Finance Committee, which consists of Mark W. Sheffert (Chair), James
A. Bernards, and Cary Musech, is charged with exploring strategic opportunities and the methods that might be available for financing such opportunities. The Finance Committee met 17 times during fiscal 2005.

Nominating/Governance Committee

      The Company's Nominating/Governance Committee consists of the Chairman of the Board (John C. Penn), the Chairman of the Audit Committee (Robert J. Marzec), the Chairman of the Compensation and Human Capital Committee (Linda Hall Whitman), and the Chairman of the Finance Committee (Mark W. Sheffert). Though not required to comply with such provision, the Board believes that each member of the Nominating/Governance Committee satisfies the independence requirements of Nasdaq Rule 4200(a)(15). The nominees for election to the Board at the annual meeting of shareholders were recommended by the Nominating/Governance Committee. The Nominating/Governance Committee met once during fiscal 2005.

      The Nominating/Governance Committee has not adopted a charter. The Company has not yet adopted a nominating policy regarding director nominee proposals by shareholders and does not believe such a policy is needed because shareholders are free at any time to recommend a nominee to be considered by the Board by submitting a written proposal to the Chairman of the Board of Directors, at Health Fitness Corporation, 3600 American Boulevard West, Suite 560, Bloomington, Minnesota 55431. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of said nominee.

      The independent directors will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, be familiar with our business and industry, have high moral character and mature judgment, and be able to work collegially with others. In addition, factors such as the following shall be considered:

      -     appropriate size and diversity of the Board;

      -     needs of the Board with respect to particular talent and experience;

      -     knowledge, skills and experience of nominee;

      -     familiarity with domestic and international business affairs;

      -     legal and regulatory requirements;

      - appreciation of the relationship of our business to the changing needs of society; and

      - desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

DIRECTORS FEES

      Under a compensation plan for outside directors, directors who are not employees of the Company receive the following compensation:

            1. Each director receives an annual cash retainer of $12,000 payable quarterly at a rate of $3,000 in advance of each quarter.

            2. The chairperson of the board receives an additional annual cash retainer of $6,000 payable quarterly at a rate of $1,500 in advance of each quarter.

            3. The chairperson of the audit committee receives an additional annual cash retainer of $5,000 payable quarterly at a rate of $1,250 in advance of each quarter.

            4. The chairperson of the Compensation and Human Capital Committee receives an additional annual cash retainer of $2,500 payable quarterly at a rate of $625 in advance of each quarter.

            5. The chairperson of the finance and nominating/governance committees receives a $250 committee meeting fee (in addition to fees paid to all committee members for their attendance at such committee meetings).

            6. Each director receives a cash payment of $1,000 for attending each regular and special board meeting. Telephonic board meetings, or a director's telephonic attendance at a board meeting, are compensated at 75% of the full payment.

            7. Committee members receive a cash payment of $500 for attending each regular and special committee meeting up to the following annual limit: Compensation and Human Capital Committee - eight meetings; and Audit Committee - eight meetings. The Finance Committee and Nominating/Governance Committee do not have an annual limit on the number of meetings. Telephonic committee meetings, or the director's telephonic attendance at a committee meeting, will be compensated at 75% of the full payment.

            8. Upon the initial election to the Board of Directors, a director receives a grant of 20,000 shares of common stock.

            9. Upon the initial election to the Board of Directors and annually thereafter, a director will receive a six-year fully vested option to purchase 15,000 shares of common stock. The option will have an exercise price equal to the fair market value of the common stock on the date of grant.

                             AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, as amended, (set forth in Exhibit A to the 2004 proxy statement), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

      (1) reviewed and discussed the audited financial statements with management;

      (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

      (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission.

                         MEMBERS OF THE AUDIT COMMITTEE:
                            Robert J. Marzec (Chair)
                                Mark W. Sheffert
                                  John C. Penn

                              CERTAIN TRANSACTIONS

      On December 1, 2003, the Company entered into a Professional Services Agreement with K. James Ehlen, M.D., representing Halleland Health Consulting. The scope of services provided by Dr. Ehlen primarily included serving as the Company's Medical Advisor, representing the Company as its lead clinical representative with clients, and supporting the Company's enhancement of its corporate health and wellness services strategy. The agreement stated that Dr. Ehlen would receive a monthly retainer of $10,000 and expire after 120 days. On April 1, 2004, the Company renewed the agreement with Dr. Ehlen. The new agreement stated that Dr. Ehlen would receive a monthly retainer of $7,500 and expired on December 31, 2004. Currently, Dr. Ehlen continues to provide substantially the same services to the Company on a month-to-month basis. For fiscal year 2005, the Company paid Dr. Ehlen $66,336 for his services.

      Pursuant to an investment by Bayview Capital Partners LP ("Bayview Partners") on December 8, 2003, a $2,000,000 term note (the "Term Note") was issued to Bayview Partners, along with 1,000,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and a ten-year warrant to purchase 1,210,320 shares of Common Stock of the Company at $0.50 per share (the "Warrants"). The Preferred Stock has a stated dividend rate of 6% per year, computed on a simple interest basis, paid in kind in the form of additional shares of Preferred Stock using a price of $1.00 per share ("PIK Dividends"). Between December 31, 2003 and November 14, 2005, an aggregate of 111,105 shares of Preferred Stock were issued to Bayview Partners in payment of the dividends. At the option of Bayview Partners, the Preferred Stock, including any PIK Dividends, may be converted into the Company's common stock at a price of $0.50 per share. On December 29, 2004, the Company repaid the Term Note to Bayview Partners. On November 15, 2005, the Company redeemed all of the outstanding shares of the Preferred Stock, which were convertible into 2,222,210 shares of common stock, and also redeemed warrants to purchase 1,213,032 shares of common stock if exercised for cash, or 916,458 shares of common stock if exercised on a "cash-less" basis. Currently, Bayview Partners has warrants to purchase an additional 62,431 shares of common stock, which were obtained in connection with anti-dilution rights, with exercise prices ranging from $2.24 to $2.70 per share. Cary Musech, a director of the Company since December 2003, is the Chief Executive Officer of Tonka Bay Equity Partners LLC, which is the general partner of Bayview Partners. Mr. Musech is not standing for reelection at the Annual Meeting.


                             EXECUTIVE COMPENSATION

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

      COMPENSATION AND HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation and Human Capital Committee of the Board of Directors is composed of outside directors Linda Hall Whitman, James A. Bernards and Rodney A. Young. Effective March 1, 2006, Dr. Ehlen was appointed as a non-voting member of the Compensation and Human Capital Committee. Dr. Ehlen will not participate in any matters related to the fixing of compensation for the Chief Executive Officer so long as he is serving as a consultant to the Company. None of such members of the Committee is or ever has been an employee or officer of the Company and none of such persons are affiliated with any entity other than the Company with which an executive officer of the Company is affiliated.

      OVERVIEW AND PHILOSOPHY. In accordance with the Compensation and Human Capital Committee Charter, the Compensation and Human Capital Committee (i) develops procedures and policies for compensating directors; (ii) reviews the Company's procedures, processes and policies used to compensate the Company's CEO and principal executives (Chief Financial Officer, National Vice Presidents of Account Services, Vice President of Human Resources, Vice President of Marketing, Vice President of Program Services, Vice President of Health Management Consulting, National Vice President of Business Development, Chief Information Officer and Chief Science Officer); (iii) reviews the performance evaluation procedures for the CEO and principal executives; (iv) recommends compensation plans for the CEO to the Board and approves compensation plans for the principal executives. The Compensation and Human Capital Committee has developed executive compensation programs designed to attract and retain qualified executives and to motivate them to maximize shareholder investment by achieving Company goals. There are three basic components to the Company's executive compensation program: base pay, annual incentive bonus, and long-term, equity-based incentive compensation in the form of stock options. Each component is established in light of individual and Company performance, comparable compensation programs in the Minneapolis/Saint Paul metropolitan area, equity among employees and cost effectiveness.

      BASE PAY. Base pay is designed to be competitive, although conservative, as compared to salary levels for equivalent positions at comparable companies in the Minneapolis/Saint Paul metropolitan area. The executive's actual salary within this competitive framework depends on the individual's performance, responsibilities, experience, leadership and potential future contribution. The base pay of the CEO and CFO are currently set by their employment agreements (See "Employment Agreements" below), with increases for the CEO determined by the Board upon recommendation of the Compensation and Human Capital Committee and increases for the CFO determined by the CEO and the Compensation and Human Capital Committee.

      ANNUAL INCENTIVE BONUS. In addition to base pay, the CEO and other principal executives may be eligible to receive an annual cash bonus based on criteria determined by the Board of Directors for the CEO, and for other principal executives by the CEO and Compensation and Human Capital Committee. Bonus eligibility may range from 15% to 50% of base pay.

      LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION. The long-term, equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options that generally do not fully vest until after four years. Stock options are awarded with an exercise price equal to the fair market value of the Company's common shares on the date of grant. Accordingly, the executive is rewarded only if the shareholders receive the benefit of appreciation in the price of the Common Stock.

      Because long-term options vest over time, the Company periodically (generally once each year) grants new options to provide continuing incentives for future performance. The size of the previous grants and the number of options held are considered by the Compensation and Human Capital Committee, but are not entirely determinative of future grants. Each executive's annual grants are based upon the individual's performance, responsibilities, experience, leadership and potential future contribution and any other factors deemed relevant by the Committee. Stock option grants for the CEO and CFO are made by the Board of Directors upon recommendation of the Compensation and Human Capital Committee. Stock option grants for other principal executives are made by the CEO and Compensation and Human Capital Committee, including grants from a stock option pool subject to the discretion of the CEO within certain parameters.

      Stock options are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and the shareholders' investment. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the executive to remain with the Company.

      BENEFITS. The Company also provides medical and insurance benefits to its executive officers, which are generally available to all Company employees. The Company has a 401(k) plan in which all qualified employees, including the executive officers, are eligible to participate. During 2005, the Company made aggregate matching contributions of approximately $261,000 to plans qualified under IRC Section 401(k).

      ANNUAL REVIEWS. Each year the Compensation and Human Capital Committee reviews its executive compensation polices and programs and determines what changes, if any, are appropriate for the following year. In addition, the Committee and Board of Directors review the individual performance of the CEO.

      Chief Executive Officer Compensation in 2005. Mr. Noyce serves as the Company's Chief Executive Officer. For 2005, the Board of Directors approved the recommendation of the Compensation and Human Capital Committee to increase Mr. Noyce's annual base salary by 2% to $250,096, and to grant Mr. Noyce options to purchase 40,000 shares of the Company's common stock, vesting over four years, with an exercise price equal to fair market value as of the date of grant. In December 2004, the Board of Directors, upon the recommendation of the Compensation and Human Capital Committee, approved a bonus program for Mr. Noyce for fiscal year 2005 pursuant to which Mr. Noyce had the opportunity to earn a bonus of up to 27% of his base pay upon achievement of certain revenue targets and a bonus of up to 18% of base pay based upon achievement of certain EBITDA targets. The Company paid Mr. Noyce a cash bonus of $73,558 in fiscal year 2005 for bonus objectives he met for fiscal year 2004.

            MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:
                           Linda Hall Whitman (Chair)
                                James A. Bernards
                                 Rodney A. Young
                              K. James Ehlen, M.D.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Chief Executive Officer and to the Company's other four most highly compensated executive officers who received compensation in excess of $100,000 during fiscal 2005 (such individuals referred to as the "named executive officers").

                                                                                   Long Term Compensation
                                                                               -------------------------------
                                                  Annual Compensation                  Awards          Payouts
                                          -----------------------------------  ----------------------  -------
                                                                               Restricted  Securities   LTIP     All Other
       Name and Principal         Fiscal                                         Stock     Underlying  Payouts  Compensation
            Position               Year   Salary ($)  Bonus ($)  Other ($)     Awards ($)   Options      ($)        ($)
            --------               ----   ----------  ---------  ---------     ----------   -------      ---        ---
Jerry V. Noyce..................   2005    249,134      73,558       8,400(2)      --          40,000    --          --
  President and                    2004    243,269          --       8,400         --          80,000    --          --
  Chief Executive Officer          2003    238,050      10,000       8,400         --         102,000    --          --

Wesley W. Winnekins,............   2005    159,193      33,000          --         --          10,000    --          --
  Chief Financial                  2004    143,780          --          --         --          17,000    --          --
  Officer                          2003    131,159      15,000          --         --          27,000    --          --

Jeanne C. Crawford,.............   2005    135,115      24,747          --         --           7,500    --          --
  Vice President - Human           2004    128,895       8,766          --         --          35,000    --          --
  Resources                        2003    123,311      20,230          --         --          25,000    --          --

Brian Gagne.....................   2005    130,437      21,456          --         --          15,000    --          --
  Vice President -                 2004    125,221       8,658   27,489(3)         --              --    --          --
  Program Services (1)

Michael Seethaler,..............   2005    123,146      29,260          --         --          15,000    --          --
  National Vice President -        2004    120,101      10,000          --         --              --    --          --
  Business Development (1)

----------

(1)   Such persons first became executive officers during fiscal 2004.

(2) Amount represents payments for a car allowance and country club membership. See "Employment Agreements - Jerry V. Noyce."

(3)   Amount represents payments for relocation expenses.

EMPLOYMENT AGREEMENTS

       JERRY V. NOYCE. In November 2000, the Company entered into an employment agreement with Jerry Noyce, the Company's President and Chief Executive Officer. Salary increases under the agreement are determined by the Compensation and Human Capital Committee and the Board. Mr. Noyce's current annual base salary under the agreement is $275,000. Mr. Noyce is also eligible to earn an annual bonus based on criteria set by the Board. Mr. Noyce also receives normal and customary employee benefits and fringe benefits, including a $500 per month car allowance and up to $200 per month for a country club membership. The agreement may be terminated by either party upon written notice to the other party. If Mr. Noyce is terminated without "cause," he will continue to receive his base salary for a period of 12 months following such termination. If the agreement is terminated by the Company because of a change of control, Mr. Noyce will receive his base salary for a period of 24 months following termination. If Mr. Noyce resigns as a result of a change of control because he will not be named chief executive officer of the new controlling entity, he will receive his base salary for a period of 12 months following termination.

      WESLEY W. WINNEKINS. The Company has an employment agreement with Wes Winnekins, the Company's Chief Financial Officer, which agreement was effective as of February 9, 2001 and continues for an indefinite term until terminated in accordance with the agreement. Mr. Winnekins' current annual base salary under his employment agreement is $180,000. Mr. Winnekins is also eligible to earn an annual bonus based on criteria set by the Company's CEO and approved by the Compensation and Human Capital Committee. The agreement may be terminated by either party upon written notice to the other party. If Mr. Winnekins is terminated without "cause," he will continue to receive his base salary for a period of three months following such termination.

      JEANNE C. CRAWFORD. The Company has an employment agreement with Jeanne Crawford, Vice President - Human Resources, which agreement was effective as of March 1, 2003 and continues for an indefinite term until terminated in accordance with its terms. Ms. Crawford's current annual base salary under the agreement is $145,000. Ms. Crawford is also eligible to earn an annual bonus based on criteria set by the Company's CEO and approved by the Compensation and Human Capital Committee. The agreement may be terminated by either party upon written notice to the other party. If Ms. Crawford is terminated without "cause," she will continue to receive her base salary for a period of three months following such termination.

      BRIAN GAGNE. The Company has an employment agreement with Brian Gagne, Vice President - Program Services, which agreement was effective as of December 8, 2003 and continues for an indefinite term until terminated in accordance with its terms. Mr. Gagne's current annual base salary under the agreement is $142,000. Mr. Gagne is also eligible to earn an annual bonus based on criteria set by the Company's CEO and approved by the Compensation and Human Capital Committee. The agreement may be terminated by either party upon written notice to the other party. If Mr. Gagne is terminated without "cause," he will continue to receive his base salary for a period of three months following such termination.

       MICHAEL SEETHALER. The Company has an employment agreement with Michael Seethaler, National Vice President - Business Development, which agreement was effective as of December 22, 2003 and continues for an indefinite term until terminated in accordance with its terms. Mr. Seethaler's current annual base salary under his employment agreement is $140,000. Mr. Seethaler is also eligible to earn an annual bonus based on criteria set by the Company's CEO and approved by the Compensation and Human Capital Committee. The agreement may be terminated by either party upon written notice to the other party. If Mr. Seethaler is terminated without "cause," he will continue to receive his base salary for a period of three months following such termination.

STOCK OPTIONS GRANTED IN FISCAL 2005

      The following table sets forth information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2005. We have not granted stock appreciation rights.

      Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

                                                                            POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      % OF TOTAL                          ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES      OPTIONS     EXERCISE                  PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO   PRICE PER                       OPTION TERM
                          OPTIONS      EMPLOYEES IN    SHARE    EXPIRATION  -----------------------------
  NAME                GRANTED (#) (1)  FISCAL YEAR     ($/SH)      DATE         5%($)           10%($)
  ----                ---------------  -----------     ------      ----         -----           ------
Jerry V. Noyce            40,000(1)          16%       $2.62      2/24/11      35,642           80,860
Wesley W. Winnekins       10,000(1)           4%       $2.62      2/24/11       8,911           20,215
Jeanne C. Crawford         7,500(1)           3%       $2.62      2/24/11       6,683           15,161
Brian Gagne                7,500(1)           3%       $2.81      2/4/11        7,168           16,261
                           7,500(1)           3%       $2.62      2/24/11       6,683           15,161
Michael Seethaler          7,500(1)           3%       $2.81      2/4/11        7,168           16,261
                           7,500(1)           3%       $2.62      2/24/11       6,683           15,161

----------

(1) Exercisable in four annual increments, each in the amount of 25% of the number of shares granted, commencing on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 2005 AND YEAR END OPTION VALUES

      The following table provides information related to the number of options exercised during the last fiscal year and the number and value of options held at fiscal year end by the named executive officers.

                         SHARES                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                        ACQUIRED              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                      ON EXERCISE    VALUE      OPTIONS AT 12/31/05            12/31/05(1)
       NAME               (#)      REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
       ----               ---      --------  -------------------------  -------------------------
Jerry V. Noyce             --         --          422,500/161,500           $897,155/$170,120
Wesley W. Winnekins        --         --           117,000/51,500            $222,080/$66,540
Jeanne C. Crawford         --         --           77,500/45,000             $147,600/$36,675
Brian Gagne                --         --           20,000/35,000              $27,600/$27,675
Michael Seethaler          --         --           20,000/35,000              $28,800/$28,875

----------

(1) Value of exercisable/unexercisable in-the-money options is equal to the difference between the market price of the common stock at fiscal year end and the option exercise price per share multiplied by the number of shares subject to options. The closing price as of December 30, 2005 on the OTC Bulletin Board was $2.63.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock from December 31, 2000 through December 31, 2005, with the cumulative total return of the S&P 500 Index and the S&P 500 Consumer Discretionary Index. The comparison assumes $100 was invested on December 31, 2000 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends.

                               (PERFORMANCE GRAPH)

                                 Base               Indexed Returns
                                Period               Years Ending
                                ------  --------------------------------------
Company/Index                   Dec 00  Dec 01  Dec 02  Dec 03  Dec 04  Dec 05
-------------                   ------  ------  ------  ------  ------  ------
HEALTH FITNESS CORPORATION       $100   157.58  151.52  372.73  878.79  796.97
S&P 500 INDEX                    $100    88.11   68.64   88.33   97.94  102.75
S&P 500 CONSUMER DISCRETIONARY   $100   102.79   78.31  107.60  121.85  114.10

                         INCREASE IN SHARES RESERVED FOR
                        1995 EMPLOYEE STOCK PURCHASE PLAN
                                  (PROPOSAL #2)

GENERAL

      The Company has in effect a 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Board of Directors has recommended an increase in the number of shares of the Company's Common Stock reserved for issuance under the Stock Purchase Plan from 700,000 to 1,000,000 shares. A general description of the basic features of the Stock Purchase Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Stock Purchase Plan, a copy of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

DESCRIPTION OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

      PURPOSE. The purpose of the Stock Purchase Plan is to encourage stock ownership by employees of the Company and its subsidiaries and in so doing to provide an incentive to remain in the Company's employ, to improve operations, to increase profits and to contribute more significantly to the Company's success.

      ELIGIBILITY. The Stock Purchase Plan permits employees to purchase stock of the Company at a favorable price and possibly with favorable tax consequences to the employees. Generally speaking, all full-time and part-time employees (including officers) of the Company (or those subsidiaries authorized by the Board from time to time (a "designated subsidiary")) who (i) are regularly scheduled to work 20 or more hours per week, (ii) who have been employed by the Company or designated subsidiary for at least 30 days prior to the commencement date of a phase, and (iii) who are not classified as an on-call or temporary employee in the Company's payroll system are eligible to participate in any of the phases of the Stock Purchase Plan. However, any employee who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company cannot purchase stock through the Stock Purchase Plan. As of March 15, 2006, the Company had 926 full-time and part-time employees eligible to participate.

      ADMINISTRATION; TERM. The Stock Purchase Plan is administered by the Board of Directors or a Committee appointed by the Board. The Stock Purchase Plan gives broad powers to the Board or Committee to administer and interpret the Stock Purchase Plan. The Stock Purchase Plan will terminate on a date to be determined by the Board.

      OPTIONS. The Stock Purchase Plan is carried out in phases of six months each, commencing on January 1 and July 1 of each year. Before the commencement date of the phase, each participating employee must elect to have a certain percentage of his or her compensation deducted during each pay period in such phase; provided, however, that the payroll deductions during a phase may not exceed 10% of the participant's compensation or such other maximum percentage established by the Board or Committee. An employee may not increase or decrease his or her payroll deduction percentage during a phase. An employee may request a withdrawal of all accumulated payroll deductions at any time during the phase. Based on the amount of accumulated payroll deductions made at the end of the phase, shares will be purchased for each employee at the termination date of such phase (generally six months after the commencement date). The purchase price to be paid by the employees will be 95% of the fair market value on the termination date of the phase. The closing price of one share of the Company's Common Stock on March 15, 2006, was $2.25 per share. As required by tax law, an employee may not, during any calendar year, receive options under the Stock Purchase Plan for shares which have a total fair market value in excess of $25,000 determined at the time such options are granted. Any amount not used to purchase shares will be carried forward to the next option period. No interest is paid by the Company on funds withheld and used to purchase shares, and such funds are used by the Company for general operating purposes. If the employee dies or terminates employment for any reason before the end of the phase, the employee's payroll deductions will be refunded, without interest, as soon as practicable after such termination.

      AMENDMENT. The Board of Directors may, from time to time, revise or amend the Stock Purchase Plan as the Board may deem proper and in the best interest of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code (the "Code"); provided, that no such revision or amendment may (i) increase the total number of shares available for issuance under the Stock Purchase Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) modify requirements as to eligibility for participation in the Stock Purchase Plan, or (iii) materially increase the benefits accruing to participants under the Stock Purchase Plan, without prior approval of the Company's shareholders if that approval is required for compliance with Code Section 423 or other applicable laws and regulations.

      FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK PURCHASE PLAN. Options granted under the Stock Purchase Plan are intended to qualify for favorable tax treatment to the employees under Code Sections 421 and 423. Employee contributions are made on an after-tax basis. Under current federal income tax provisions, no income is taxable to the optionee upon the grant or exercise of an option. For tax purposes, the date of grant of the option is the commencement date of the applicable phase. In addition, certain favorable tax consequences may be available to the employee if shares purchased pursuant to the Stock Purchase Plan are not disposed of by the employee within two years after the date the option was granted nor within one year after the date of transfer of purchased shares to the employee. The Company generally will not receive an income tax deduction upon either the grant or exercise of the option unless the employee disposes of the shares before the end of the two-year/one-year holding periods described above.

      PLAN BENEFITS. The table below shows the total number of shares that have been purchased by the following individuals and groups under the Stock Purchase Plan as of April 3, 2006:

                                                       TOTAL NUMBER OF SHARES
              NAME AND POSITION / GROUP                     RECEIVED (1)
              -------------------------                     ------------
Jerry V. Noyce, President and CEO                              41,751
Wesley W. Winnekins, CFO                                          0
Jeanne C. Crawford, Vice President, Human Resources               0
Brian Gagne, Vice President - Program Services                 8,409
Michael Seethaler, National Vice President -                      0
Business Development
Current Executive Officer Group                                56,950
Current Non-executive Officer Director Group                      0
Current Non-executive Officer Employee Group                  501,477

----------

(1) Because participation in the Stock Purchase Plan is voluntary, the future benefits that may be received by participating individuals or groups under the Stock Purchase Plan cannot be determined at this time.

VOTE REQUIRED

      Because of the employees' positive response to the 1995 Employee Stock Purchase Plan, the Board of Directors recommends that the shareholders approve the 300,000 share increase in the number of shares reserved for the Plan. Approval of the increase requires the affirmative vote of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

                         INCREASE IN SHARES RESERVED FOR
                             2005 STOCK OPTION PLAN
                                  (PROPOSAL #3)

GENERAL

      The Company has in effect a 2005 Stock Option Plan (the "Stock Option Plan"). The Board of Directors has recommended an increase in the number of shares of the Company's Common Stock reserved for issuance under the Stock Option Plan from 3,500,000 to 4,000,000 shares. A general description of the basic features of the Stock Option Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

DESCRIPTION OF THE 2005 STOCK OPTION PLAN

      PURPOSE. The purpose of the Stock Option Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain persons of ability as employees, directors and consultants, by providing an incentive to such individuals through equity participation in the Company.

      TERM. Options may be granted under the Stock Option Plan until December 14, 2014, or until such earlier date as the Stock Option Plan is discontinued or terminated by the Board.

      ADMINISTRATION. The Stock Option Plan is administered by the Board of Directors or by a Committee of the Board of Directors (the "Administrator"). The Stock Option Plan gives broad powers to the Administrator to administer and interpret the Stock Option Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.

      ELIGIBILITY. All salaried employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the Stock Option Plan. All salaried employees, non-employee directors and officers of, and consultants to, the Company or any subsidiary are eligible to receive nonqualified stock options. As of March 15, 2006, the Company had approximately 572 eligible employees (of which twelve are executive officers) and eight are directors who are not employees.

      OPTIONS. When an option is granted under the Stock Option Plan, the Administrator, at its discretion, specifies the option price, the type of option (either "incentive" or "nonqualified") to be granted, and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock and the option price of a nonqualified option may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The fair market value of the Company's Common Stock (i.e., the closing sale price) on March 15, 2006 was $2.25 per share. The term during which the option may be exercised and whether the option will be exercisable immediately, in stages or otherwise, are set by the Administrator, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock's then fair market value. Each stock option granted under the Stock Option Plan is nontransferable during the lifetime of the optionee. Each outstanding option under the Stock Option Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment, directorship or other relationship with the Company.

      AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Stock Option Plan or revise or amend it in any respect; provided, the Stock Option Plan may not, without the approval of the shareholders, be amended in any manner that will (a) materially increase the number of shares subject to the Stock Option Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (b) materially modify the requirements for eligibility for participation in the Stock Option Plan; (c) materially increase the benefits accruing to optionees under the Stock Option Plan or (d) cause incentive stock options to fail to meet the requirements of the Internal Revenue Code.

      FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK OPTION PLAN. Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Stock Option Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which options are exercised, equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment-related taxes on such ordinary income.

      Incentive stock options granted under the Stock Option Plan are intended to qualify for favorable tax treatment under Code Section 422. Under Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deductions upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

      STOCK OPTION PLAN BENEFITS. The table below shows the total number of stock options that previously have been granted to the following individuals and groups under the 2005 Stock Option Plan as of April 3, 2006:

                                                                               TOTAL NUMBER OF
NAME AND POSITION / GROUP                                                    OPTIONS RECEIVED (1)
-------------------------                                                    --------------------
Jerry V. Noyce, President and CEO                                                  684,000
Wesley W. Winnekins, CFO                                                           208,500
Jeanne C. Crawford, Vice President, Human Resources                                152,500
Brian Gagne, Vice President - Programs and Partnerships                             75,000
Michael Seethaler, National Vice President - Business Development                   75,000
Current Executive Officers as a Group (12 persons)                                1,578,750
Current Directors who are not Executive Officers as a Group (8 persons)            477,500
Current Employees who are not Executive Officers as a Group (21 persons)           230,425

----------

(1) This table reflects the total number of options granted under the Stock Option Plan as of April 3. Because future grants of stock options under the Stock Option Plan are subject to the discretion of the Committee, the future benefits that may be received by these individuals and groups under the Stock Option Plan cannot be determined at this time.

VOTE REQUIRED

      The Board of Directors recommends that the shareholders approve the 500,000 share increase in the number of shares reserved for the Stock Option Plan. Under applicable Minnesota law, approval of the increase in the number of shares offered under the Stock Option Plan requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the meeting with authority to vote on such matter, provided that such majority must be greater than 25% of the Company's outstanding shares.

      The following table provides information as of December 31, 2005 about the Company's equity compensation plans:

                                 NUMBER OF SECURITIES TO BE                                     NUMBER OF SECURITIES REMAINING
                                  ISSUED UPON EXERCISE OF       WEIGHTED AVERAGE EXERCISE     AVAILABLE FOR FUTURE ISSUANCE UNDER
                               OUTSTANDING OPTIONS, WARRANTS  PRICE OF OUTSTANDING OPTIONS,  EQUITY COMPENSATION PLANS (EXCLUDING
                                        AND RIGHTS                 WARRANTS AND RIGHTS        SECURITIES REFLECTED IN COLUMN (a))
                                            (a)                            (b)                                (c)
                               -----------------------------  -----------------------------  ------------------------------------
Equity compensation plans                2,157,425                        $1.34                          1,342,734 (1)
approved by security holders
Equity compensation plans not          1,694,431 (2)                      $2.38                               --
approved by security holders
TOTAL                                    3,851,856                        $1.80                            1,342,734

----------

(1) Includes 182,134 shares of common stock available for issuance under the Company's Employee Stock Purchase Plan.

(2) Represents outstanding warrants to selling agents and investors issued in connection with financing transactions.

                          RATIFICATION OF SELECTION OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                  (PROPOSAL #4)

      Grant Thornton LLP acted as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2005, and has been selected by the Audit Committee to act as the Company's auditors for fiscal 2006. Although it is not required to do so, the Board wishes to submit the selection of Grant Thornton LLP to the shareholders for ratification. The Company's selection of Grant Thornton LLP will be deemed ratified by the shareholders if holders of a majority of the voting power of the shares represented in person or by proxy at the meeting with authority to vote on such matter provided that such majority must be greater than 25% of the Company's outstanding shares. The Board, and in particular the Audit Committee, retains discretion at all times to select the Company's independent registered public accounting firm, notwithstanding ratification by the Company's shareholders. In the event the shareholders do not approve such selection, the Audit Committee will reconsider its selection. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The ratification of Grant Thornton LLP as the independent registered public accounting firm for the Company requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.

AUDIT FEES

      The following fees were paid to Grant Thornton LLP in fiscal years 2004 and 2005:


                      FY 2004    FY 2005
                      -------    -------
Audit Fees           $117,753   $ 84,837
Audit-Related Fees      7,104      8,840
Tax Fees               28,472     82,607
All Other Fees         23,793        569
                     --------   --------
                     $177,122   $176,853

      Audit fees are for professional services rendered and expenses incurred for the audit of the Company's annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

      Audit-related fees are primarily for services rendered and expenses incurred for the audit of the Company's 401K Employee Benefit Plan.

      Tax fees include fees for services provided and expenses incurred in connection with the preparation of federal and state tax returns, tax advice and tax planning.

      All other fees include fees for services provided and expenses incurred for non-audit related accounting services. The other fees paid in 2005 relate primarily to consultative services on Sarbanes-Oxley.

      Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditors in order to assure that the provision of such services does not impair the auditor's independence. Unless a particular service has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved costs levels will require specific pre-approval by the Audit Committee. As such, the Audit Committee adopted a policy in February 2003 that states the Audit

Committee is required to approve all audit and non-audit accounting-related services. The Audit Committee has pre-approved services to be requested from time to time by the Company's Chief Executive Officer and Chief Financial Officer only on accounting matters that do not exceed $5,000 on any one occasion or $25,000 per year; provided that the Company's Chief Financial Officer must report to the Audit Committee on the provision of such services at the Audit Committee meeting held immediately thereafter.

      The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Grant Thornton LLP's independence and has determined that such services have not adversely affected Grant Thornton LLP's independence.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders ("Insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to Insiders were complied with.

                                 OTHER BUSINESS

      Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

      Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2007 Annual Meeting must be received by the Company no later than January 22, 2007 to be includable in the Company's proxy statement and related proxy for the 2007 Annual Meeting.

      Also, if a shareholder proposal intended to be presented at the 2007 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after April 8, 2007, then management named in the Company's proxy form for the 2007 Annual Meeting will have discretionary authority to vote the shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's materials.

                                    FORM 10-K

      A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO WESLEY W. WINNEKINS, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.


Dated: April 5, 2006
Bloomington, Minnesota

                           HEALTH FITNESS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 23, 2006
                            3:30 p.m. (Central time)

                          3600 American Boulevard West
                          Bloomington, Minnesota 55431





HEALTH FITNESS CORPORATION
3600 AMERICAN BOULEVARD WEST
BLOOMINGTON, MN 55431                                                      PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 23, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

The undersigned hereby appoints JOHN C. PENN, JAMES A. BERNARDS and MARK W. SHEFFERT, and each of them, individually, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of capital stock of Health Fitness Corporation registered in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices, 3600 American Boulevard West, Bloomington, Minnesota, at 3:30 p.m. (Minneapolis time) on May 23, 2006, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the meeting.




                      See reverse for voting instructions.

                            ** Please detach here **
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1.  Elect directors:       1 - James A. Bernards       5 - Mark W. Sheffert      [ ] Vote FOR            [ ] Vote WITHHELD
                           2 - K. James Ehlen, M.D.    6 - Linda Hall Whitman        all nominees            from all nominees
                           3 - Jerry V. Noyce          7 - Rodney A. Young           (except as marked)
                           4 - John C. Penn            8 - Robert J. Marzec

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED
NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED
TO THE RIGHT.)

                                       -----------------------------------------


                                       -----------------------------------------

2.  Approve the increase in the shares reserved for the 1995 Employee Stock      [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
    Purchase Plan.

3.  Approve the increase in the shares reserved for the 2005 Stock Option Plan.  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

4.  Ratify selection of Grant Thornton LLP as independent registered public      [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
    accounting firm.

5. In their discretion, upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box    [ ]     Indicate changes below:



                                       Date
                                           -------------------------------------

                                       -----------------------------------------


                                       -----------------------------------------
                                       Signature(s) in Box

                                       PLEASE DATE AND SIGN ABOVE exactly as
                                       name appears at the left indicating,
                                       where appropriate, official position or
                                       representative capacity. For stock held
                                       in joint tenancy, each joint tenant
                                       should sign.